Exhibit 99.1

TANDY BRANDS ACCESSORIES, INC.
2012 OMNIBUS PLAN

On August 22, 2012, the Board of Directors of Tandy Brands Accessories, Inc. adopted, subject to shareholder approval, the Tandy Brands Accessories, Inc. 2012 Omnibus Plan, which is an amendment and restatement of the Tandy Brands Accessories, Inc. 2002 Omnibus Plan, the terms of which are as follows:

SECTION 1
PURPOSE OF THIS PLAN

1.1 Eligible Award Recipients.  The persons eligible to receive Awards under the Tandy Brands Accessories, Inc. 2012 Omnibus Plan (the “Plan”) are the Employees, Directors and Consultants who are responsible for or contribute to the management, growth and success of Tandy Brands Accessories, Inc. (the “Company”) and its Affiliates.

1.2 General Purpose.  The Company, by means of the Plan, seeks to retain and attract Employees, Directors and Consultants who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such Persons to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company through the granting of the following Awards:  (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) Restricted Shares, (iv) Restricted Share Units and (v) Share Appreciation Rights.

SECTION 2
DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth below unless the context requires otherwise:

2.1 “Affiliate” means any Parent Corporation or Subsidiary Corporation, whether now existing or hereafter established.

2.2 “Award” shall mean the grant under this Plan of a Stock Option, a Restricted Share, a Restricted Share Unit or a Share Appreciation Right.

2.3 “Award Agreement” shall mean the written agreement evidencing the terms and conditions of a grant of one or more Awards under this Plan to an Eligible Person.  Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.4 “Award Date” shall mean the date on which an Award is granted to an Eligible Person.

2.5 “Award Term” shall mean the maximum period during which a Participant may exercise, purchase, or otherwise benefit from an Award granted under this Plan.

2.6 “Board” shall mean the Board of Directors of the Company, as the same may be constituted from time to time.

2.7 “Cause” shall mean (a) Participant’s commission of any action constituting a criminal felony (other than automobile related violations) or other serious crime; (b) Participant’s willful and continued refusal to follow reasonable instructions of the Board which are material to the Company's operations or prospects and only after the Board provides written notice to Participant which identifies with reasonable specificity the manner in which Participant refused to follow such instructions and Participant has been provided a reasonable opportunity to cure such deficiency; or (c) Participant devotion of less than substantially all of his full time during normal business hours to the Company and which is not promptly cured after written notice from the Board to Participant.  If a Participant is a party to an employment or service agreement with the Company or an Affiliate and such agreement provides for a definition of “Cause,” the definition therein contained shall constitute “Cause” for purposes of this Plan in addition to the above definition. The determination of a Participant’s termination for “Cause” shall be made in the sole and absolute discretion of the Plan Administrator.

2.8 “Change of Control” shall mean the occurrence of any one of the following events:

(a) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares would be converted into cash, securities or other property, other than a consolidation, merger or Share exchange of the Company in which the holders of Shares immediately prior to such transaction have the same proportionate ownership of shares of the surviving corporation immediately after such transaction;

(b) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

(c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "Continuing Directors") who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved;

(e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 20% of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Company's outstanding voting securities on the date of this Plan, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company's outstanding voting securities on the date of this Plan, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquiror is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or

(f) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

The determination of whether a Change of Control has occurred shall be made by the Board, in its sole and absolute discretion.  Notwithstanding the foregoing, with respect to a Section 409A Award that provides for payment upon a Change of Control, the definition of Change of Control shall have the meaning ascribed above, except to the extent such event would not constitute a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code.

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any successor to such legislation) and applicable guidance published in the Federal Register.

2.10 “Committee” shall mean the Compensation Committee of the Board; provided, however, that in the event the Compensation Committee is not comprised solely of Outside Directors, then, with respect to any Performance-Based Award granted under this Plan to a Covered Employee, the Committee shall mean the two or more Outside Directors appointed by the Board to administer the Plan with respect to such Award.

2.11 “Common Stock” shall mean the authorized common stock of the Company, no par value, as may be adjusted by the Board from time to time.  Any adjustment to the par value of the Common Stock shall be incorporated herein without any need to otherwise amend the Plan.

2.12 “Company” shall mean Tandy Brands Accessories, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

2.13 “Consultant” shall mean any Person, including an advisor, (i) engaged by the Company or any Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Company or any Affiliate pursuant to a written agreement; or (ii) who is a member of the board of directors of any Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their service as a Director or Directors who are merely paid a director’s fee by the Company for their service as a Director.

2.14 “Continuous Service” means that Participant’s service with the Company or any Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or any Affiliate as an Employee, Consultant or Director or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant’s Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service.  Notwithstanding the foregoing, with respect to an Incentive Stock Option, an Employee’s Continuous Service shall be deemed to have terminated in the event of a change in capacity from an Employee to a Consultant or non-employee Director.  The Plan Administrator will determine, in its sole and absolute discretion, whether Continuous Service will be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

2.15 “Covered Employee” shall mean the chief executive officer and the four (4) other highest compensated officers (other than the chief executive officer) of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

2.16 “Director” shall mean a member of the Board, whether an Employee, former Employee, Outside Director or other non-Employee member.

2.17 “Disability” shall mean Participant’s eligibility for long-term disability benefits under the Company's disability plan or insurance policy; or, if no such plan or policy is then in existence, that Participant, because of ill health, physical or mental disability or any other reason beyond his or her control, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Plan Administrator; provided that, with respect to any Incentive Stock Option, Disability shall have the meaning given it under Section 22(e)(3) of the Code  and, with respect to any Section 409A Award that provides for payment upon Participant’s Disability, Disability shall have the meaning ascribed generally above except to the extent such event would not constitute a permissible distribution event under Section 409A(a)(2)(A)(ii) of the Code.

2.18 “Effective Date” shall mean the date on which the Plan is approved by the shareholders of the Company.

2.19 “Eligible Person” shall mean an Employee, Consultant or Director eligible to receive an Award under Section 5 of this Plan.

2.20 “Employee” shall mean, for purposes of this Plan, a common-law employee of the Company or any Affiliate.  Mere service as a Director or payment of a director’s fee by the Company or any Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time (or any successor to such legislation).

2.22 “Exercise Agreement” shall mean the written agreement of Participant to exercise rights provided under the applicable Award Agreement.

2.23 “Exercise Date” shall mean the date set forth in the Exercise Agreement (which shall be at least three (3) days after the date of such agreement) on which Participant exercises rights provided under the applicable Award Agreement.

2.24 “Exercise Price” shall mean the consideration required, as determined by the Plan Administrator and set out in the Award Agreement, to be remitted upon exercise of an Award.

2.25 “Expiration Date” shall mean the date that is ten (10) years from the Effective Date (or, in the event the Plan is subsequently amended to make any change described in clause (ii) of subsection 14.1, the date on which such amendment is approved by the shareholders of the Company).

2.26 “Fair Market Value” shall mean, with respect to each Share,

(a) If the Common Stock is listed on an established stock exchange or a national market system, including without limitation the Nasdaq National Market, the average of the high and low sales price for such Shares as quoted on such exchange or system for the date of determination (or if no sale shall have been made on that date, the next preceding day on which there was a sale of Common Stock), as reported in The Wall Street Journal or such other source as the Plan Administrator, in its sole and absolute discretion deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean of the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination; or

(c) In the absence of an established market for the Common Stock, the value established, in good faith, by the Board as of the determination date in accordance with the applicable regulations and guidance promulgated under Code Section 409A (or any successor provision thereto) and published in the Internal Revenue Bulletin.

2.27 “Incentive Stock Option” shall mean any Stock Option to purchase Shares awarded pursuant to Section 6 of this Plan that qualifies as an “incentive stock option” pursuant to Section 422 of the Code (or any successor provision thereto).

2.28 “Non-Qualified Stock Option” shall mean any Stock Option to purchase Shares awarded pursuant to Section 6 of this Plan that does not qualify as an Incentive Stock Option (including, without limitation, any Stock Option to purchase Shares originally designated, or intended to qualify, as an Incentive Stock Option but that does not, for any reason whatsoever, qualify as an Incentive Stock Option).

2.29 “Outside Director” shall have the meaning provided for purposes of Section 162(m) of the Code (or any successor provision thereto).

2.30 “Parent Corporation” shall mean any entity (other than the Company) in an unbroken chain of entities ending with the Company, provided each entity in the unbroken chain (other than the Company) owns, at the time of the determination, ownership interests possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain; provided, however, that with respect to an Award of an Incentive Stock Option, the term “Parent Corporation” shall refer solely to an entity that is taxed under Federal income tax laws as a corporation.

2.31 “Participant” shall mean any Eligible Person who has been granted and holds an Award granted pursuant to this Plan.

2.32 “Performance-Based Award” shall mean an Award the benefit of which is expected to be paid on account of the attainment (as certified in writing by the Committee) of one or more objective performance goals, which, with respect to Covered Employees, are established by the Committee and approved by the shareholders of the Company in accordance with the requirements prescribed in Section 162(m) of the Code (or any successor provision thereto).

2.33 “Permissible Distribution Event” shall mean, with respect to a Section 409A Award, any of the following: (a) the Participant’s Separation from Service, (b) the Participant’s Disability, (c) the Participant’s death, (d) a date or fixed schedule specified as of the Award Date or (e) a Change of Control.  For purposes of this Plan, a Section 409A Award shall be treated as being paid or settled on a Permissible Distribution Event if such payment or settlement is specified in the Award Agreement to be made upon a date or within a period determined with respect to a Permissible Distribution Event, if permitted by Section 409A of the Code.  Notwithstanding the foregoing, such payment or settlement may be accelerated or delayed to the extent permitted under Section 409A of the Code.

2.34 “Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, estate or other entity or organization.

2.35 “Plan” shall mean the Tandy Brands Accessories, Inc. 2012 Omnibus Plan, as amended from time to time, which is an amendment and restatement of the Prior Plan.

2.36 “Plan Administrator” shall mean the Committee appointed by the Board to administer the Plan pursuant to subsection 3.1 hereof or, if no Committee has been appointed or is then serving, the Board.  The Plan Administrator shall include an authorized delegate thereof, to the extent of such delegated authority.

2.37 “Plan Year” shall mean the period commencing on the first day of the Company’s taxable year and ending on the last day therewith, inclusive of both dates.

2.38 “Prior Plan” shall mean the Tandy Brands Accessories, Inc. 2002 Omnibus Plan, as amended.

2.39 “Purchase Price” shall mean the consideration required, as determined by the Plan Administrator and set out in the Award Agreement, to be remitted upon grant of an Award of Restricted Shares.

2.40 “Restricted Shares” shall mean any Shares granted pursuant to Section 7 of this Plan that are subject to transferability restrictions and a substantial risk of forfeiture.

2.41 "Restricted Share Units" shall mean any Award granted pursuant to Section 9 of this Plan denominated in Shares and subject to the terms, conditions and restrictions determined by the Plan Administrator and set forth in the applicable Award Agreement.

2.42 “Restriction Period” shall mean the period (not to exceed 10 years) during which Shares issued pursuant to an Award are subject to transferability restrictions and a substantial risk of forfeiture.

2.43 Section 409A Award” shall mean an Award that constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code and does not satisfy an exception therefrom.

2.44 “Securities Act” shall mean the Securities Act of 1933, as amended from time to time (or any successor to such legislation).

2.45 “Share” shall mean a share of the Common Stock and any shares of capital stock or other securities hereafter issued or issuable upon, in respect of or in substitution or exchange for shares of Common Stock.

2.46 “Share Appreciation Right” shall mean any Award granted pursuant to Section 8 of this Plan for the right to receive cash or Shares equal in value to the excess of the Fair Market Value of the aggregate number of Shares subject to such Share Appreciation Right on the Exercise Date over the Fair Market Value of the aggregate number of Shares subject to such Share Appreciation Right on the Award Date.

2.47 “Stock Option” shall mean any Incentive Stock Option or Non-Qualified Stock Option.

2.48 “Subsidiary Corporation” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain; provided, however, that with respect to an Award of an Incentive Stock Option, the term “Subsidiary Corporation” shall refer solely to an entity that is taxed under Federal income tax laws as a corporation.

2.49 “Ten Percent Shareholder” shall mean an individual who, at the time a Stock Option is granted pursuant to Section 6 hereof, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

2.50 “Termination Date” shall mean the date on which Participant’s Continuous Service with the Company (or any Affiliate) terminates due to death, Disability, voluntary termination, with or without Cause, or otherwise.

SECTION 3
ADMINISTRATION OF THE PLAN

3.1 Administration of Plan.  The Plan shall be administered by the Plan Administrator.  In the event a Committee will serve as Plan Administrator, such Committee shall be comprised of two or more members of the Board.  In the event of a vacancy, the Board shall appoint another of its members to serve.  All members of the Committee will serve at the pleasure of the Board and shall be authorized to act with respect to all matters relating to the administration of the Plan.  The Committee will act by a majority of its members (or by unanimous vote if the Committee is comprised of two (2) members).  To the extent a Committee appointed hereunder shall cease or no longer be authorized to act hereunder, the functions delegated to the Committee shall revert to the Board.

3.2 Powers of the Plan Administrator.  The Plan Administrator shall have the power, in its sole and absolute discretion, but subject to and within the limitations of, the express provisions of the Plan:

(a)           To determine from time to time which Eligible Persons shall be granted Awards under the Plan, provided that any Award granted to a member of the Committee shall be subject to the approval or ratification of the Board;

(b)           To determine when and how each Award shall be granted; what type or combination of types of Awards shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when an Award may be exercised; the number of Shares with respect to which an Award shall be granted to each such Person; the Exercise Price or the Purchase Price for Shares under an Award; the terms, performance criteria or other conditions, vesting periods or any restrictions for an Award and any restrictions on Shares acquired pursuant to an Award; and any other terms and conditions of an Award that the Plan Administrator deems appropriate and as are not inconsistent with the terms of the Plan;

(c)           To determine whether, to what extent, and under what circumstances, to allow alternative payment options to exercise Awards, or pay withholding taxes imposed upon the grant, exercise or vesting of any Award, and the terms and conditions of such payment options;

(d)           To rely upon employees of the Company for such clerical and recordkeeping duties as may be necessary in connection with the administration of this Plan;

(e)           To accelerate or defer (with the consent of the subject Participant) the vesting of any rights under an Award;

(f)           To establish, amend and revoke such rules and regulations as it may deem appropriate for the conduct of meetings and the proper administration of the Plan;

(g)           To delegate to one or more Persons the right to act on its behalf in such matters as authorized by the Plan Administrator, subject to the limitations prescribed under Section 15.13 hereof;

(h)           To construe and interpret the Plan and Award Agreements issued hereunder;

(i)           To amend the Plan or an Award Agreement to the extent permitted under Section 14 hereof; and

(j)           To take any and all other actions that are deemed necessary or advisable by the Plan Administrator for the administration of the Plan.

3.3 Effect of Plan Administrator’s Decision.  All determinations, interpretations and constructions made by the Plan Administrator in good faith shall not be subject to review by any Person and shall be final, binding and conclusive on all Persons. Any member of the Committee or the Board acting as Plan Administrator, and any officer or Employee of the Company or any Affiliate acting at the direction of the Plan Administrator, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent provided in subsection 15.6 hereof, be fully indemnified by the Company with respect to any such action or determination.

SECTION 4
SHARES SUBJECT TO PLAN AND RELATED ADJUSTMENTS

4.1 Share Reserve. Immediately prior to the Effective Date, the Company had reserved a total of 736,326 Shares to be issued with respect to awards previously granted or to be granted under the Prior Plan as follows: (i) stock options to purchase 127,415 Shares were outstanding as of such date and (ii) 608,911 Shares remained available for issuance with respect to future awards under the Prior Plan as of such date.  Subject to the ratification of the Company’s shareholders at the 2012 Annual Meeting, and except as otherwise provided in this Section 4, the reserve under this Plan shall equal (A) as of the expiration date of the Prior Plan, the remaining Share reserve under the Prior Plan of 608,911 plus (B) the Shares attributable to issued and outstanding awards under the Prior Plan that are forfeited or expire following the Effective Date.  Accordingly, except as otherwise provided in this Section 4, the maximum number of Shares that may be issued under this Plan in any event shall be 736,326 Shares.  All Shares in the Plan’s reserve may be issued as Incentive Stock Options. The Shares issued pursuant to this Plan may be authorized but unissued Shares or may be Shares acquired by the Company, including shares purchased by the Company on the open market for purposes of the Plan.

4.2 Maximum Award to Eligible Person.  The maximum number of Shares with respect to which Awards may be granted to an Eligible Person during any Plan Year shall not exceed 100,000.  For purposes of this subsection 4.2, an Award that has been granted to an Eligible Person during the Plan Year, but which is subsequently forfeited or otherwise cancelled will be counted against the maximum number of Shares with respect to which Awards may be granted to such Eligible Person.

4.3 Forfeiture or Expiration of Award. To the extent that any Award granted pursuant to this Plan or any award granted pursuant to a Prior Plan shall, on and after the Effective Date hereof, be forfeited or expire, in whole or in part, then the number of Shares subject to the Plan, as provided in subsection 4.1, shall be increased by the portion of such awards so forfeited or expired and the Shares attributable to such Awards may again be awarded pursuant to the provisions of this Plan.

4.4 Payment in Shares.  If Shares are permitted to be delivered to the Company in full or partial payment of the Exercise Price or the applicable withholding taxes imposed on any Award granted pursuant to this Plan or any award granted pursuant to a Prior Plan, as the case may be, then the number of Shares available for future Awards granted pursuant to this Plan shall be reduced by the net number of Shares issued.

4.5 Repurchases of Shares.  If Shares issued in connection with any Award granted pursuant to this Plan, or any award granted pursuant to a Prior Plan, shall, on and after the Effective Date, be repurchased by the Company, in whole or in part, then the number of Shares subject to the Plan pursuant to subsection 4.1 shall be increased by the portion of the Shares repurchased by the Company and such repurchased Shares may again be awarded pursuant to the provisions of this Plan.

4.6 Record of Share Ownership.  Prior to the issuance of Common Stock hereunder, whether upon grant, exercise, or purchase under the applicable Award, Participant shall submit the consideration, if any, required under the applicable Award Agreement; payment or other provision for any applicable tax withholding obligations; and all documents to be executed and delivered by Participant in accordance with the provisions of this Plan and the applicable Award Agreement or as may otherwise be required by the Company or the Plan Administrator, including, without limitation, with respect to Restricted Shares, a stock power, endorsed in blank, relating to the Shares covered by such Award.  The Company will evidence the issuance of Shares hereunder by any means appropriate, including, without limitation, book-entry registration or issuance of a duly executed Share certificate in the name of Participant, provided that stock certificates evidencing Restricted Shares granted pursuant to this Plan shall be held in the custody of the Company or its duly authorized delegate until the restrictions thereon have lapsed. If certificates are issued, a separate certificate or certificates will be issued for Shares issued in connection with each type of Award granted to Participant and, to the extent applicable, shall include a legend giving appropriate notice of the restrictions on the Shares.

SECTION 5
ELIGIBILITY

5.1 Persons Eligible to Participate.  The Plan Administrator shall determine, within the limitations of the Plan, the Employees, Consultants and Directors to whom Awards are to be granted.  In making the determination of whether to grant an Award to an Employee, Consultant, or Director, as well as the determination of the type of Award and terms of such Award, the Plan Administrator may consider such factors as the Plan Administrator, in its sole and absolute discretion may deem relevant in connection with the purposes of this Plan.

5.2 Evidence of Participation.  Each Award granted to an Eligible Person shall be evidenced by an Award Agreement, in such form as prescribed by the Plan Administrator and containing such terms and provisions as are not inconsistent with this Plan.  The provisions of separate Award Agreements need not be identical, but each Award Agreement shall include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of the terms of the Plan.Each Award will be deemed to have been granted as of the date on which the Plan Administrator has completed the action declaring the Award, which date shall be specified by the Plan Administrator in the applicable Award Agreement, notwithstanding any delay which may elapse in executing and delivering such Award Agreement.

SECTION 6
STOCK OPTIONS

6.1 Grant of Stock Options. The Plan Administrator may, in its sole and absolute discretion, grant Stock Options, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person.  Each Eligible Person so selected shall be offered a Stock Option to purchase the number of Shares determined by the Plan Administrator and set forth in an Award Agreement. The Plan Administrator shall specify in the Award Agreement the number of Shares subject to the Award, whether such Stock Option is an Incentive Stock Option or Non-Qualified Stock Option, and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of the Plan, including the Restriction Period, if any, applicable to Shares issued upon exercise of the Award and whether the Award is a Performance-Based Award.

6.2 Award Term.  No Stock Option shall be exercisable after the expiration of the Award Term determined by the Plan Administrator and set out in Participant’s Award Agreement.  Notwithstanding any provision to the contrary, the Award Term of any Stock Option granted under this Plan shall not exceed ten (10) years from the Award Date or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years from the Award Date.

6.3 Exercise Price.  The Exercise Price of each Stock Option granted under this Section 6 shall be established by the Plan Administrator as of the Award Date.  Notwithstanding the foregoing, the Exercise Price of any Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Award Date (or if greater, the par value of such Common Stock) or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110% of the Fair Market Value of a Share on the Award Date.

6.4 Vesting of Stock Options.  Except as may otherwise be provided in an Award Agreement, each Stock Option granted pursuant to this Plan may only be exercised to the extent that Participant is vested in such Stock Option.  Subject to Section 13.2, each Stock Option shall vest separately in accordance with the vesting schedule determined by the Plan Administrator and set out in the applicable Award Agreement. Notwithstanding the foregoing, the Plan Administrator may accelerate the vesting schedule of any outstanding Stock Option to the extent the Plan Administrator determines, in its sole and absolute discretion, that such acceleration is not inconsistent with the purposes of this Plan.

6.5 Time and Manner of Exercise. Except to the extent otherwise provided in the applicable Award Agreement, each Stock Option may be exercised, in whole or in part, by submitting to the Plan Administrator an Exercise Agreement in the form prescribed by the Plan Administrator and duly executed by Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) setting forth the number of Shares of Common Stock with respect to which the Stock Option is to be exercised and the Exercise Date.  Except as otherwise provided in the applicable Award Agreement, the Exercise Price and applicable tax withholding shall be paid in full at the time of exercise in a manner permitted under Section 11 herein.

(a)           Voluntary Termination of Service.  Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant terminates (other than upon such Participant’s death or Disability, or for Cause), such Participant may thereafter exercise the vested portion of his Stock Option (to the extent that such Participant was entitled to exercise such Stock Option as of the Termination Date) but only within such period of time ending on the earlier of (i) the date ninety (90) days following such Participant’s Termination Date or (ii) the expiration of the Award Term under subsection 6.2.  If, after termination, such Participant does not exercise Participant’s Stock Option within the time specified herein, the Stock Option shall terminate and will no longer be exercisable.

(b)           Death of Participant.  Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant terminates by reason of such Participant’s death (or in the event such Participant dies within ninety (90) days following such Participant’s Termination Date), such Participant’s estate or heirs may thereafter exercise such Participant’s Stock Option (to the extent that such Participant was entitled to exercise such Stock Option as of the Termination Date) but only within such period of time ending on the earlier of (i) the first anniversary of such Participant’s Termination Date or (ii) the expiration of the Award Term under subsection 6.2.  If, after Participant’s death, Participant’s estate or heirs have not exercised Participant’s Stock Option within the time specified herein, the Stock Option shall terminate and will no longer be exercisable.

(c)           Disability of Participant.  Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant terminates by reason of such Participant’s Disability, such Participant, or his legal representative, may thereafter exercise Participant’s Stock Option (to the extent that such Participant was entitled to exercise such Stock Option as of the Termination Date) but only within such period of time ending on the earlier of (i) the first anniversary of such Participant’s Termination Date or (ii) the expiration of the Award Term under subsection 6.2.  If, after termination, such Participant or his legal representative has not exercised Participant’s Stock Option within the time specified herein, the Stock Option shall terminate and will no longer be exercisable.

(d)           Termination For Cause.  Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant terminates for Cause, all Stock Options held by such Participant, whether or not vested, shall immediately terminate and will no longer be exercisable.

(e)           Discretion of Plan Administrator.  The Plan Administrator shall have the sole discretion, exercisable at any time, to extend the time during which a Stock Option is to remain exercisable following Participant’s Termination Date from the period otherwise in effect for that Stock Option and set forth in the Award Agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that the period in which the Stock Option is exercisable shall not be extended to a date beyond the later of: (i) the last day of the Award Term and (ii) thirty (30) days following the date on which the exercise of the Stock Option would no longer violate applicable securities laws.  If the Plan Administrator extends the time during which an Incentive Stock Option will remain exercisable, then such extension shall be treated as the grant of a new Stock Option as of the date of the extension.

(f)           Lapsed and Cancelled Stock Options.  Nothing contained in this Plan will be deemed to extend the term of a Stock Option or to revive any Stock Option that has previously lapsed or been cancelled, terminated or surrendered.

6.6 Transferability of Option.

(a)           Rights to Transfer. A Stock Option shall be transferable to the extent provided in the Award Agreement; provided, however, that an Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of Participant only by Participant.  If the Award Agreement does not provide for transferability, then the Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of Participant only by Participant.

(b)           Evidence of Rights. The transferee of a Stock Option shall not be permitted to exercise the Stock Option unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

6.7 Qualification of Incentive Stock Options.

(a)           Shareholder Approval of Plan.  To the extent shareholder approval of this Plan is required by Section 422 of the Code, no Eligible Person shall be granted an Incentive Stock Option unless this Plan is approved by the shareholders of the Company within twelve (12) months before or after the Effective Date (or, if applicable, amended by the Board pursuant to clause (ii) of subsection 14.1).

(b)           Fair Market Value Restrictions.  To the extent that the aggregate Fair Market Value (determined on the Award Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), such Participant’s Stock Options, or portions thereof, that exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

(c)           Termination of Authority to Issue Incentive Stock Options.  Notwithstanding any provision of this Plan to the contrary, no Incentive Stock Option shall be granted to any Employee after the Expiration Date.

(d)           Qualification of Incentive Stock Option.  To the extent that a Stock Option designated as an Incentive Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions, the failure of the stockholders of the Company to timely approve the Plan, or the time or manner of its exercise or otherwise) such Stock Option or the portion thereof that does not qualify as an Incentive Stock Option shall be deemed to constitute a Non-Qualified Stock Option under this Plan.

(e)           Failure to Qualify.  Notwithstanding any provision herein to the contrary, none of the Plan Administrator, the Company, any Affiliates, or the directors, officers or employees of the foregoing, shall have any liability to any Participant or any other Person if a Stock Option designated as an Incentive Stock Option fails to qualify as such at any time.

SECTION 7
RESTRICTED SHARES

7.1 Grants of Restricted Shares. The Plan Administrator may, in its sole and absolute discretion, grant Restricted Shares, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person.  Each Eligible Person granted Restricted Shares shall execute an Award Agreement, which shall specify the number of Shares subject to the Award and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of the Plan, including the Purchase Price, if any, the Restriction Period of the Shares issued under the Award and whether the Award is a Performance-Based Award.

7.2 Payment for Restricted Shares.  Upon Participant’s acceptance of an applicable Award Agreement for Restricted Shares, Participant shall pay to the Company the Purchase Price, if any, for the Restricted Shares.  Such Purchase Price may be paid in any manner permitted under Section 11 herein and set forth in the applicable Award Agreement.  The Purchase Price, if any, shall be determined by the Plan Administrator, in its sole and absolute discretion, and set forth in the applicable Award Agreement.

7.3 Terms of Restricted Shares.

(a)           Forfeiture of Restricted Shares.  Subject to subsection 7.3(b) herein, and except as otherwise provided in the applicable Award Agreement, all Restricted Shares shall be forfeited and all rights of Participant with respect to such Restricted Shares shall terminate unless Participant satisfies the requirements of the Award Agreement.

(b)           Waiver of Restriction Period.  Notwithstanding anything contained in this Section 7 to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the Restriction Period and any other conditions set forth in the applicable Award Agreement under appropriate circumstances (which may include the death or Disability of Participant, or a material change in circumstances arising after the Award Date) and impose such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Plan Administrator shall deem appropriate.

7.4 Transferability of Restricted Shares

(a)           Rights to Transfer. An Award of Restricted Shares shall be transferable to the extent provided in the Award Agreement.  If the Award Agreement does not provide for transferability, then the Restricted Shares shall not be transferable except by will or by the laws of descent and distribution.

(b)           Evidence of Rights. The transferee of an Award of Restricted Shares shall not be evidenced on the books and records of the Company unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

SECTION 8
SHARE APPRECIATION RIGHTS

8.1 Grant of Share Appreciation Rights. The Plan Administrator may, in its sole and absolute discretion, grant Share Appreciation Rights, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person. Each Eligible Person so selected shall be offered a Share Appreciation Right to receive cash or Shares equal in value to the excess of the Fair Market Value of the aggregate number of Shares subject to such Share Appreciation Right on the Exercise Date over the Fair Market Value of the aggregate number of Shares subject to such Share Appreciation Right on the Award Date.  The Plan Administrator shall specify in the Award Agreement the number of Shares subject to the Award and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of the Plan, including the Restriction Period, if any, applicable to Shares issued upon exercise of the Award and whether the Award is a Performance-Based Award.

8.2 Award Term. No Share Appreciation Right shall be exercisable after the expiration of the Award Term determined by the Plan Administrator, which shall in no event exceed ten (10) years from the Award Date, as set out in Participant’s Award Agreement.

8.3 Exercisability. A Share Appreciation Right may only be exercised in the time and manner determined by the Plan Administrator and set out in the applicable Award Agreement.  Notwithstanding the foregoing, the Plan Administrator may accelerate the time at which any outstanding Share Appreciation Right may be exercised if the Plan Administrator determines, in its sole and absolute discretion, that such acceleration is not inconsistent with the purposes of this Plan.

8.4 Time and Manner of Exercise.  Except to the extent otherwise provided in the applicable Award Agreement, each Share Appreciation Right may be exercised, in whole or in part, by submitting to the Plan Administrator an Exercise Agreement in the form prescribed by the Plan Administrator and duly executed by Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) setting forth the number of Shares of Common Stock with respect to which the Share Appreciation Right is to be exercised and the Exercise Date.  Except as otherwise provided in the Award Agreement, the applicable tax withholding shall be paid in full at the time of exercise in a manner permitted under Section 11 herein, as applicable. Unless otherwise provided in the applicable Award Agreement, in the event Participant’s Continuous Service terminates, Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) may thereafter exercise his Share Appreciation Right  (to the extent that Participant was entitled to exercise such Share Appreciation Right as of the Termination Date), to the same extent that Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) would be permitted to exercise a Stock Option following his Termination Date under subsection 6.5 above.

8.5 Transferability.

(a)           Rights to Transfer.  A Share Appreciation Right shall be transferable to the extent provided in the Award Agreement.  If the Award Agreement does not provide for transferability, then the Share Appreciation Right shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of Participant only by Participant.

(b)           Evidence of Rights. The transferee of a Share Appreciation Right shall not be permitted to exercise the Share Appreciation Right unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

8.6 Payment of Benefit.  The Share Appreciation Right shall provide that the holder thereof will be paid for the value of the Share Appreciation Right in cash or Shares as set forth in the applicable Award Agreement.

SECTION 9
RESTRICTED SHARE UNITS

9.1 Grant of Restricted Share Units. The Plan Administrator may, in its sole and absolute discretion, grant Restricted Share Units, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person.  Each Eligible Person granted Restricted Share Units shall execute an Award Agreement, which shall specify the number of Shares subject to the Award and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of the Plan, including the Restriction Period and whether the Award is a Performance-Based Award.  A Restricted Share Unit shall represent an unfunded, unsecured right to receive a number of Shares or cash equal to the Fair Market Value of such Shares, as provided in the Award Agreement.

9.2 Terms of Restricted Share Units.

(a)           Forfeiture of Restricted Share Units.  Subject to subsection 9.2(b) herein, and except as otherwise provided in the applicable Award Agreement, all Restricted Share Units shall be forfeited and returned to the Company and all rights of Participant with respect to such Restricted Share Units shall terminate unless such Participant satisfies the requirements of the Award Agreement.

(b)           Waiver of Restriction Period.  Notwithstanding anything contained in this Section 9 to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the Restriction Period and any other conditions set forth in the applicable Award Agreement under appropriate circumstances (which may include the death or Disability of Participant, or a material change in circumstances arising after the Award Date) and impose such terms and conditions (including forfeiture of a proportionate number of the Restricted Share Units) as the Plan Administrator shall deem appropriate.

9.3 Settlement.  Unless the Award of Restricted Share Units is a Section 409A Award, the Award shall be settled no later than March 15th of the calendar year following the end of the calendar year in which such Restricted Share Units are no longer subject to a substantial risk of forfeiture (as described under Section 409A of the Code).  Notwithstanding the foregoing, settlement of the Award may occur after such date if (i) it is administratively impracticable to settle a Restricted Share Unit by such date and such impracticability was unforeseeable on the Award Date, provided that settlement occurs as soon as administratively practicable thereafter; (ii) settlement by such date would jeopardize the ability of the Company to continue as a going concern, provided that settlement occurs as soon as doing so would not have such effect or (iii) the Company reasonably anticipates that the Federal income tax deduction with respect to such payment would not otherwise be permitted under Section 162(m) of the Code,  provided, as of the Award Date, it was reasonable to believe that the Award was not subject to Section 162(m) of the Code and the payment is made as soon as reasonably practicable following the first date on which the Company reasonably anticipates (or should reasonably anticipate) that the Company’s deduction for such payment will not be restricted due to the application of Section 162(m) of the Code.  If the Award is a Section 409A Award, the Award Agreement shall provide that the settlement will be made only upon a Permissible Distribution Event.

9.4 Transferability of Restricted Share Units.

(a)           Rights to Transfer. An Award of Restricted Share Units shall be transferable to the extent provided in the Award Agreement.  If the Award Agreement does not provide for transferability, then the Restricted Share Units shall not be transferable except by will or by the laws of descent and distribution.

(b)           Evidence of Rights. The transferee of an Award of Restricted Share Units shall not be evidenced on the books and records of the Company unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

SECTION 10
SHAREHOLDER RIGHTS

Except to the extent otherwise provided in the applicable Award Agreement, no Person shall have any rights as a shareholder of the Company with respect to any Shares of Common Stock subject to an Award unless and until such Person becomes the holder of record of such Shares pursuant to subsection 4.6 hereof, and except as otherwise permitted by subsection 13.1, no adjustment will be made for dividends in respect of such Shares for which the record date is prior to the date on which such Person has become the holder of record.  For these purposes, a Participant who receives a grant of Restricted Shares shall become a holder of record as of the Award Date or, if later, the date on which the applicable Purchase Price is paid, and shall thereafter be entitled to the voting and dividend rights appurtenant to such Shares.

SECTION 11
PAYMENTS UNDER AWARDS

11.1 Consideration for Shares.  Except as otherwise provided in this Plan, consideration for Shares purchased under Awards may be submitted only in such amounts and at such intervals of time as specified in the applicable Award Agreement:

(a)           by payment to the Company of the amount of such consideration by cash, money order, wire transfer, certified check or bank draft;

(b)           by execution of a promissory note, to be submitted with a stock power, endorsed in blank relating to the Shares held as collateral for such note;

(c)           by “cashless exercise”, pursuant to which the Company withholds from the Shares that would otherwise be issued upon exercise of an Award that number of Shares with a Fair Market Value equal to the Exercise Price for the Award;

(d)           through a broker-dealer acting on behalf of Participant if (i) the broker-dealer has received a fully and duly endorsed copy of the Award Agreement and a fully and duly endorsed notice of exercise or purchase, along with written instructions signed by Participant requesting that the Company deliver Shares to the broker-dealer to be held in a designated account on behalf of Participant; (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon grant, exercise, or vesting; and (iii) the broker-dealer and Participant have otherwise complied with applicable securities laws;

(e)           through the delivery of unrestricted Shares having a Fair Market Value equal to the Exercise Price and owned by Participant for more than six (6) months (or such shorter or longer period of time as is required by the Plan Administrator to avoid a charge to earnings on the Company’s financial statements);

(f)           any combination of one or more methods described herein; or

(g)           any other consideration deemed acceptable by the Plan Administrator, in its sole and absolute discretion.

Notwithstanding any provision herein to the contrary, Participant shall not be permitted to exercise an Incentive Stock Option pursuant to paragraphs (c) - (g) above unless the Award Agreement specifically permits such method of exercise on the Award Date.

11.2 Withholding Requirements.  The amount, as determined by the Plan Administrator, of any federal, state or local tax required to be withheld by the Company due to the grant, exercise, or vesting of an Award must be submitted in such amounts and at such time as specified in the applicable Award Agreement:

(a)           by payment to the Company of the amount of such withholding obligation by cash, wire transfer, certified check or bank draft;

(b)           through either the retention by the Company of a number of Shares out of the Shares being acquired through the Award or the delivery of unrestricted Shares owned by Participant for more than six (6) months (or such shorter or longer period as is required by the Plan Administrator to avoid a charge to earnings on the Company’s financial statements) and having a Fair Market Value equal to the minimum withholding obligation; or

(c)           pursuant to a written agreement between Participant and the Company authorizing the Company to withhold from the cash payable under the Award or such Participant’s regular wages the amount of such withholding tax obligation.

If Participant elects to use and the Plan Administrator permits either method described in subsection 11.2(b) herein in full or partial satisfaction of any withholding tax liability resulting from the grant, exercise or vesting of an Award hereunder, the Company shall remit an amount equal to the Fair Market Value of the Shares so withheld or delivered, as the case may be, to the appropriate taxing authorities.

SECTION 12
COMPLIANCE WITH SECURITIES LAWS

Notwithstanding any other provision of this Plan, the Company shall not be obligated to sell or issue any Shares pursuant to any Award granted under this Plan unless the Shares have been registered under applicable Federal securities law, (b) the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction to the extent necessary to comply with applicable state securities laws, (c) the Shares have been duly listed on such exchange in accordance with the procedures specified thereunder and (d) with respect to Participants subject to Section 16 of the Exchange Act, the Company determines that the Plan, the Award Agreement and the sale or issuance of Shares thereunder, comply with all applicable provisions of Rule 16b-3 of the Exchange Act (or any successor provision thereto).  The Plan Administrator may modify or revoke all or any provision of an Award Agreement in order to comply with applicable federal and state securities laws and none of the Company, the Plan Administrator, or any Director, officer, Employee, agent or representative thereof will have liability to any Person for refusing to issue, deliver or transfer any Award or any Share issuable in connection with such Award if such refusal is based upon the foregoing provisions of this Section 12.

SECTION 13
ADJUSTMENTS UPON CHANGES IN SHARES

13.1 Capitalization Adjustments.  If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of Shares, exchange of Shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of Shares available for issuance under the Plan pursuant to subsection 4.1 and available for issuance to an Eligible Person pursuant to subsection 4.2, and all outstanding Awards shall be appropriately adjusted in the class(es) and number of Shares and price per Share of Common Stock subject to such outstanding Awards.  The Plan Administrator shall make such adjustments, and its determination shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company).

13.2 Change of Control. In the event of a Change of Control, then with respect to Awards held by Participants whose Continuous Service has not terminated:

(a)           Notice and Acceleration.  (i) The Company shall provide each Participant written notice of such Change of Control, (ii) all outstanding Stock Options and Share Appreciation Rights of such Participant shall automatically accelerate and become fully exercisable, and (iii) the restrictions and conditions on all outstanding Restricted Shares and Restricted Share Units held by such Participant shall immediately lapse.

(b)           Assumption of Grants.  Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Stock Options and Share Appreciation Rights that are not exercised shall be assumed by, or replaced with comparable options or rights, by the surviving corporation.

(c)           Other Alternatives.  Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take one or both of the following actions:  the Committee may (i) require that Participants surrender their outstanding Stock Options and Share Appreciation Rights in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to Participant’s unexercised Stock Options and Share Appreciation Rights exceeds the Exercise Price of the Stock Options, or the Fair Market Value of the Share Appreciation Rights on the Award Date, as applicable (which, for an underwater Stock Option or Share Appreciation Right, shall require no consideration to be paid by the Company), or (ii) after giving Participants an opportunity to exercise their outstanding Stock Options and Share Appreciation Rights, terminate any or all unexercised Stock Options and Share Appreciation Rights at such time as the Committee deems appropriate.  Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

SECTION 14
AMENDMENT AND TERMINATION

14.1 Amendment of Plan.  Notwithstanding anything contained in this Plan to the contrary, all provisions of this Plan may at any time, or from time to time, be modified or amended by the Board; provided, however, that no amendment or modification shall be made to the Plan that would (i) impair the rights of any Participant with respect to an outstanding Award issued to such Participant, unless the Participant impaired by the amendment or modification consents to such change in writing or (ii) expand the types of Awards available under the Plan, increase the number of Shares reserved for issuance under the Plan (other than in accordance with an adjustment pursuant to subsection 13.1 hereof), modify the class of Persons eligible to receive Awards under the Plan, or change the identity of the granting company or the Shares issued upon exercise of Incentive Stock Options, unless such amendment is approved by the shareholders of the Company within twelve (12) months before or after such amendment.  In addition, the Plan Administrator shall be authorized, to the same extent as the Board, to correct any defect, omission or inconsistency in the Plan, or to modify or remove any restriction under the Plan that relates to a requirement imposed by tax laws, securities laws, listing requirements or similar requirements that are determined not to be applicable, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

14.2 Amendment of Award.  The Plan Administrator may amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of this Plan, provided Participant’s rights under the Award shall not be impaired by such amendment unless (i) the Plan Administrator requests the consent of such Participant and (ii) Participant consents in writing.

14.3 Termination of Plan. The Board may suspend or terminate this Plan at any time, and such suspension or termination may be retroactive or prospective; provided that the termination of this Plan shall not impair or affect any Award previously granted hereunder and the rights of the holder thereof shall remain in effect until the Award has been exercised in its entirety or has expired or otherwise has been terminated by the terms of such Award. Absent any action by the Board to terminate or suspend the Plan, the Plan shall automatically terminate on the Expiration Date.

SECTION 15
GENERAL PROVISIONS

15.1 General Assets.  The proceeds to be received by the Company upon exercise of any Award or purchase of Shares pursuant to any Award will constitute general assets of the Company and may be used for any proper purposes.

15.2 No Assignment or Alienation.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award or Shares issued in connection with an Award contrary to the provisions of this Plan or the applicable Award Agreement, or the levy of any execution, attachment or similar process upon an Award or Shares issued in connection with an Award, shall be null and void and without effect, except for a transfer or assignment required pursuant to a domestic relations order that satisfies the requirements of a “qualified domestic relations order” under Section 414(p) of the Code.

15.3 No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

15.4 Tax Withholding.  The Plan Administrator shall notify each Participant of any tax withholding obligations arising as a result of the grant, exercise or vesting of an Award.  As a condition to Participant’s exercise of an Award and, if applicable, the issuance of Shares, Participant must satisfy the applicable withholding obligation as may be required by law in a manner permitted under Section 11.2 hereof.

15.5 No Right to Employment or Continuation of Relationship.  Nothing in this Plan or in any Award Agreement, nor the grant of any Award, shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company or an Affiliate or to continue as a Consultant or non-employee Director. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate the relationship of any Consultant or non-employee Director with the Company or any Affiliate, free from any liability or any claim pursuant to this Plan, unless otherwise expressly provided in this Plan or in any Award Agreement. No Consultant, Director or Employee of the Company or any Affiliate shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of any Consultant, Director or Employee of the Company or any Affiliate, or of any Participant.

15.6 Indemnification of Plan Administrator.  The Company shall indemnify each present and future member of the Committee or the Board acting in its capacity as Plan Administrator, as well as any officer or Employee acting at the direction of the Plan Administrator or its authorized delegate, for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his performance of services in connection with the administration of this Plan, whether or not he continues to perform such services at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by such individual (a) in respect of matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duties hereunder or (b) in respect of any matter in which any settlement is effected in an amount in excess of the amount approved by the Company on the advice of its legal counsel.  The foregoing right of indemnification shall inure to the benefit of the heirs, executors, or administrators of the estate of each such member of the Committee or the Board and each such officer or Employee acting at the direction of the Plan Administrator or its authorized delegate, and shall be in addition to all other rights to which such member, officer or Employee shall be entitled as a matter of law, contract, or otherwise.

15.7 No Limitation Upon the Rights of the Company. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.

15.8 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. If a fractional Share is to be issued under an Award, the Plan Administrator shall pay cash to Participant in an amount equal to the proportional Fair Market Value of such fractional Share in lieu of the issuance of any such fractional Share, and any rights with respect to such fractional Share shall be cancelled, terminated and otherwise eliminated. If an Award vests or becomes exercisable with respect to a fractional Share, such installment will instead be rounded to the next highest whole number of Shares, except for the final installment, which will be for the balance of the total Shares subject to the Award.

15.9 Restriction on Repricing.  Notwithstanding any provision in this Plan to the contrary, repricing of Stock Options and Share Appreciation Rights shall not be permitted.  For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following):  (i) changing the terms of a Stock Option or a Share Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling a Stock Option or Share Appreciation Right at a time when its Exercise Price is equal to or greater than the Fair Market Value of the underlying Shares in exchange for another Award.  Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of Participant.

15.10 GOVERNING LAW.  TO THE EXTENT NOT OTHERWISE PREEMPTED BY FEDERAL LAW, THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

15.11 Qualification of Plan.  This Plan is not intended to be, and shall not be, qualified under Section 401(a) of the Code.

15.12 Compliance with Code Section 409A.  It is the intention of the Company that the Plan and the Awards be compliant with, or exempt from, Code Section 409A.  Accordingly, to the extent of any ambiguity in the interpretation of a provision within this Plan or an Award Agreement, the Plan Administrator shall be authorized to interpret such provision in any manner that achieves such objective.  In the event the Plan Administrator, in its sole and absolute discretion, determines that an amendment to the Plan or Award Agreement is required or advisable, such amendment shall be deemed to not impair the rights of Participant and shall not require the consent of Participant.

15.13 Limitations on Delegation.  No delegation of authority may be made by the Plan Administrator with respect to the following functions: (a) its power to grant an Award to a Covered Employee or a person who, in the Plan Administrator’s judgment, is likely to be a Covered Employee at any time during the Award Term; (b) its power with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person; and (c) any power not permitted to be delegated pursuant to applicable law.

15.14 Severability. If any provision of this Plan or any Award is, or becomes, or is deemed to be, invalid, illegal or unenforceable in any jurisdiction or as to any individual or Award, or would cause this Plan or any Award to fail to comply under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Plan Administrator, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, individual or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

15.15 Headings. Headings are given throughout this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

15.16 Gender and Number.  In construing the Plan, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural, except when otherwise indicated by the context.